October 10, 2008

American Lorain Corporation Beihuan Road Junan County Shandong, China 276600

Ladies and Gentlemen:

We have acted as counsel to American Lorain Corporation, a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-1 (as amended from time to time, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed resale by the selling stockholders named in the Registration Statement (the "Selling Stockholders") of (i) up to 6,966,179 shares (the "Shares") of the Registrant's common stock, par value $0.001 per share ("Common Stock") previously issued to the Selling Stockholders by the Registrant; and (ii) up to 1,872,987 shares of Common Stock issuable upon the exercise of warrants (the "Warrants") issued to certain Selling Stockholders by the Registrant (the "Warrant Shares").

We have reviewed copies of the Registration Statement, the Certificate of Incorporation of the Registrant, as amended to date, the Bylaws of the Registrant, as amended to date, and resolutions of the Board of Directors of the Registrant.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (a) the Shares were, when sold, legally issued and fully paid and non-assessable, and (b) the Warrant Shares, when issued, delivered and paid for in the manner described in the Warrants, will be legally issued, fully paid and non-assessable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

1177 AVENUE OF THE AMERICAS       NEW YORK NY 10036-2714       PHONE 212.715.9100       FAX 212.715.8000      WWW.KRAMERLEVIN.COM
ALSO AT 47 AVENUE HOCHE     75008 PARIS FRANCE

October 10, 2008

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Kramer Levin Naftalis & Frankel LLP

1177 AVENUE OF THE AMERICAS       NEW YORK NY 10036-2714       PHONE 212.715.9100       FAX 212.715.8000      WWW.KRAMERLEVIN.COM
ALSO AT 47 AVENUE HOCHE     75008 PARIS FRANCE